Exhibit 10.26

LEASE

by and between

BMR-GATEWAY BOULEVARD LLC,

a Delaware limited liability company

and

DAYSTAR TECHNOLOGIES, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 22nd day of April, 2008 (the “Execution Date”), by and between BMR-GATEWAY BOULEVARD LLC, a Delaware limited liability company (“Landlord”), and DAYSTAR TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements thereon located at 7777 Gateway Boulevard in Newark, California, including the building located thereon (the “Building”) in which the Premises (as defined below) are located; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located in the Building, pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Premises shall consist of approximately one hundred fourteen thousand seven hundred fifty-eight (114,758) rentable square feet of manufacturing space, approximately twenty-four thousand six hundred thirty-eight (24,638) rentable square feet of office space (the “Office Premises”) and approximately four thousand three hundred forty-five (4,345) rentable square feet of common/shared space. The Property and all landscaping, parking facilities and other improvements and appurtenances related thereto, including, without limitation, the Building and other buildings located on the Property, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Project, including, without limitation, driveways; sidewalks; parking areas; landscaped areas; service corridors; stairways; elevators; public restrooms; public lobbies; and the amenities building (“Amenities Building”) in which Landlord shall provide, among other things, food services, a fitness center and a conference center (“Amenities Building Services”), are hereinafter referred to as “Common Area.” The current Common Area of the Building is depicted in the cross-hatched area of Exhibit A attached hereto.

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1. This Lease shall take effect upon the date of execution and delivery hereof by all parties hereto and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2. In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Shares (as defined below) are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)

Rentable Area of Premises	143,741 square feet

Rentable Area of Building	305,026 square feet

Rentable Area of Project	1,389,517 square feet

Tenant’s Pro Rata Share of Building	47.12%

Tenant’s Pro Rata Share of Project	10.34%

2.3. Initial monthly and annual installments of Base Rent for the Premises (“Base Rent“) as of the Rent Commencement Date (as defined below), subject to adjustment under this Lease are shown on Exhibit H attached hereto.

2.4. Term Commencement Date: The earlier of (a) September 1, 2008, and (b) the date Tenant delivers to Landlord all required Certificates (as defined in Section 4.1).

2.5. Term Expiration Date: August 31, 2018

2.6. Security Deposit: $149,185.40

2.7. Permitted Use: General office, research and development, manufacturing and warehouse use and other uses incidental thereto in conformity with Applicable Laws (as defined below)

2.8. Address for Rent Payment:	BMR-Gateway Boulevard LLC
P.O. Box 511231
Los Angeles, California 90051-2997

2.9. Address for Notices to Landlord:	BMR-Gateway Boulevard LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attn: General Counsel/Real Estate

2.10. Address for Notices to Tenant:	DayStar Technologies, Inc.
2972 Stender Way
Santa Clara, California 95054

2.11. The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Work Letter
Exhibit C	Reserved Parking
Exhibit D-1	Equipment to Be Removed
Exhibit D-2	Equipment to Remain
Exhibit E	Form of Letter of Credit
Exhibit F	Rules and Regulations
Exhibit G	Hazardous Materials List
Exhibit H	Base Rent
Exhibit I	Form of Estoppel Certificate
Exhibit J	Expansion Space

3. Term. The actual term of this Lease shall be one hundred twenty (120) months (the “Term”), starting on the Term Commencement Date and ending on the Term Expiration Date, subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1 Tenant shall cause to be constructed the tenant improvements in the Premises (the “Tenant Improvements”) pursuant to the Work Letter attached hereto as Exhibit B (the “Work Letter”) at a cost to Landlord not to exceed Two Million One Hundred Fifty-Six Thousand One Hundred Fifteen Dollars ($2,156,115) (based upon Fifteen Dollars ($15) per rentable square foot) (the “TI Allowance”). The TI Allowance may be applied to the costs of (a) construction, (b) demolition, (c) third party construction management, (d) installation of cabling and electrical lines, (e) signage, (f) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (g) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, (h) costs related to compliance with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq. (together with regulations promulgated pursuant thereto, the “ADA”), or Title 24 of the California Code of Regulations (“Title 24”) required as part of or as a result of the Tenant Improvements, and (i) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise reasonably approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Tenant shall not be obligated to pay any management fee to Landlord for Landlord’s role in reviewing or approving the Tenant Improvements or plans related thereto. Each month, together with Base Rent, Tenant shall pay to Landlord, as Additional Rent (as defined below), the amount of the TI Allowance disbursed by Landlord in accordance with this Lease amortized over the initial Term at a rate of nine percent (9%) (“TI Rent”). Tenant shall have until the end of the thirty-sixth (36th) month of the Term to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire; provided, however, that Landlord shall be obligated to fund such costs that are incurred by Tenant in accordance with Section 4.1 prior to the thirty-sixth (36th) month of the Term. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall pay for Tenant Improvements to the extent of such Excess TI Costs before Landlord shall have any obligation to advance any sums on account of the TI Allowance. To the extent required by Applicable Laws, Tenant shall deliver to Landlord (i) a certificate of occupancy for the Premises suitable for the Permitted Use and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor (collectively, the “Certificates”).

4.2 Failure by Tenant to obtain governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3 Tenant shall have access to the Premises upon the Execution Date in order to construct the Tenant Improvements. Prior to entering upon the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 24 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Additional Rent (as defined below).

4.4 Landlord shall have the right to review and reasonably approve any architect, engineer, general contractor and major subcontractors selected by Tenant for construction of the Tenant Improvements.

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the

Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant with the following work completed: (w) removal of the equipment listed on Exhibit D-1 attached hereto, (x) demising of domestic water and gas serving the Premises from the remainder of the Building and install meters or submeters (or other means) to monitor Tenant’s usage of such utilities and of electricity, (y) removal of interior offices in the Office Premises in accordance with the space plan to be agreed upon by Landlord and Tenant and (z) replacement of ceiling tiles, light fixtures and carpet in the Office Premises (collectively, “Landlord’s Work”). In addition, Landlord shall deliver the Premises with the “Building Systems” (i.e., HVAC, plumbing, mechanical, electrical and life safety) in good working order and condition, and shall warrant for a period of twelve (12) months following the Term Commencement Date such Building Systems. Costs incurred by Landlord pursuant to this Article 5 shall not be charged as Operating Expenses. Landlord acknowledges that during the period Landlord is performing Landlord’s Work, Tenant’s construction of the Tenant Improvements may continue. Landlord and Tenant shall adopt schedules that conform with the other’s, and shall conduct (and cause their contractors and subcontractors to conduct) their respective work in such a manner as to maintain harmonious labor relations and as not to interfere with or delay the other’s work. If Landlord’s Work is not substantially complete on or before the Term Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any resulting loss or damage. Notwithstanding the foregoing, Tenant shall not be liable for Base Rent or Operating Expenses and the Term Commencement Date shall not occur until Landlord’s Work is substantially complete, except to the extent that Landlord’s failure to complete Landlord’s Work results from accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; or Landlord’s inability, despite the exercise of reasonable diligence or by any other cause, including Landlord’s negligence, to furnish any such utility or service; an act or failure to act of Tenant or its agents, employees or contractors that interferes with the progress of Landlord’s Work.

6. Demising Building. Prior to any other tenant occupying the Building or any portion thereof during the Term, Landlord shall demise the Building in accordance with the space plan to be agreed to by Landlord and Tenant and, if not already completed, separate domestic water and gas utilities that serve both the Premises and any other portion of the Building and utilize means to separately measure electricity.

7. Rentable Area.

7.1. The term “Rentable Area” reflects such areas as reasonably calculated by Landlord’s architect (as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect additions or subtractions to the Premises, Building or Project, as applicable) in accordance with the BOMA 1994 industrial drip-line standard.

7.2. The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

7.3. The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including, but not limited to, that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom. In making such allocations, consideration shall be given to tenants benefited by space allocated such that the area that primarily serves tenants of only one floor, such as corridors and restrooms upon such floor, shall be allocated to usable area of the Building as a whole.

7.4. The Rentable Area of the Project is the total Rentable Area of all buildings within the Project, excluding the Amenities Building.

7.5. Review of allocations of Rentable Areas as between tenants of the Building and the Project shall be made as frequently as Landlord deems appropriate in order to facilitate an equitable apportionment of Operating Expenses (as defined below). If such review is by a licensed architect and allocations are certified by such licensed architect as being correct, then Tenant shall be bound by such certifications.

8. Rent.

8.1. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the first (1st) day of the seventh (7th) month of the Term (the “Rent Commencement Date”), the sums set forth in Section 2.3. Base Rent and TI Rent shall be paid in equal monthly installments (as set forth in Section 2.3 for Base Rent), subject to the rental adjustments provided in Article 9 hereof, each in advance on the first day of each and every calendar month during the Term.

8.2. In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.2 (“Tenant’s Pro Rata Share”), of Operating Expenses (as defined below) and (b) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods. Upon commencement of construction of the Tenant Improvements by Tenant, Tenant shall pay for all utilities used by Tenant within the Premises during such construction, as outlined in this Lease.

8.3. Base Rent, TI Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

9. [Intentionally omitted]

10. Operating Expenses.

10.1. As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including, without limitation, property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving such Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws (as defined below) or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project including, by way of example and not of limitation, costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Project or Building systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas or in the Project office; Project office rent or rental value for a commercially reasonable amount of space, to the extent an office used for Project operations is maintained at the Project; capital expenditures (other than those related to the Building’s foundation or the structural components of the roof or exterior walls) (i) for general maintenance and repair of the Building and Project, (ii) that are reasonably calculated to reduce operating expenses, (iii) related to fire sprinklers and suppression systems and other life safety systems or that are required by Applicable Laws (as defined below), in each case amortized over their useful life in accordance with generally accepted accounting principles; costs of complying with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Property, the Project, the Building, the Premises, Landlord or Tenant, including both statutory and common law and hazard waste rules and regulations (“Applicable Laws“); costs of maintaining and repairing the Amenities Building; Landlord’s actual expenses associated with operating and providing the Amenities Building Services, including the fair market rental value of the Amenities Building, net of revenues paid to Landlord with respect to the provision of such services, to the extent that amounts paid by service providers to Landlord for the right to provide services in the Amenities Building shall be considered revenues from the provision of such services, and the amounts paid by Landlord to induce service providers to provide services in the Amenities Building shall be considered expenses of the provision of such services; insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss (other than as a result of an earthquake) pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including, without limitation, janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including, but not limited to, grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; the interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 10.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements in regard thereto that are provided for in Subsection 10.1(b)); costs incurred in keeping the Building Systems in good working order and condition during the first (1st) twelve (12) months of the Term; costs incurred in causing the Building shell to comply with building codes and the ADA; capital expenditures except as provided in the preceding paragraph; and taxes that are excluded from Operating Expenses by the last sentence of Subsection 10.1(a). To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses.

10.2. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month; provided, however, that Tenant shall only pay Tenant’s Pro Rata Share of sixty percent (60%) of the Operating Expenses related to the Amenities Building.

(x) The “Property Management Fee” shall equal two percent (2%) of the Base Rent due from Tenant.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be paid within thirty (30) days of delivery of such statement. If the amounts paid by Tenant pursuant to this Section 10.2 exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference. Notwithstanding the foregoing, if Landlord fails to provide Tenant with a written statement of the actual Operating Expenses incurred during the prior year by October 31 of the following year, Landlord hereby waives any rights to collect such underpayment of Operating Expenses by Tenant for the prior year.

(z) Any amount due under this Section 10.2 for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

10.3. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within thirty (30) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such thirty (30)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Pro Rata Share of Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Pro Rata Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review“). Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Silicon Valley, California, area (the “Accountant“). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that Tenant’s Pro Rata Share of Operating Expenses actually paid for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the Accountant(s) determine that Landlord overbilled Tenant by more than five percent (5%), then Landlord shall pay the costs of the Independent Review. If the parties agree or the Accountant(s) determine that Tenant’s payments of Tenant’s Pro Rata Share of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results.

10.4. Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that if Landlord shall permit Tenant occupancy of the Premises prior to the Term Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of occupancy. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

10.5. Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

11. Taxes on Tenant’s Property.

11.1. Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

11.2. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building or the Property is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed valued of the Building or the Project, then Tenant shall, within thirty (30) days after demand, repay to Landlord the taxes so paid by Landlord.

11.3. If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 11.2. Any such excess assessed valuation due to improvements in or alterations to space in the Building leased by other tenants of Landlord shall not be included in the Operating Expenses defined in Article 10, but shall be treated, as to such other tenants, as provided in this

Section 11.3. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

12. Security Deposit.

12.1. Tenant has deposited with Landlord the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of this Lease. If Tenant defaults with respect to any provision of this Lease, including, but not limited to, any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 (EXCLUDING SECTION 1950.7(B)) OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

12.2. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

12.3. Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

12.4. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

12.5. [Intentionally omitted]

12.6. If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

12.7. The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except during Default (as defined below), deliver a letter of credit (the “L/C Security“) as the entire Security Deposit, as follows.

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term, a letter of credit in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security. This paragraph does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) Business Days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

13. Use.

13.1. Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall have access to the Common Area (including the breezeway depicted on Exhibit A attached hereto), subject to casualty, condemnation, and Landlord’s repair and maintenance obligations; provided that Landlord shall use commercially reasonable efforts to minimize any adverse impacts on Tenant’s use of the breezeway when performing its repair and maintenance obligations).

13.2. Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

13.3. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building and the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article 13.

13.4. Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

13.5. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

13.6. No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings or for safety reasons. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

13.7. No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Tenant shall have, at Landlord’s sole cost and expense, Tenant’s Pro Rata Share of Signage rights for the Building and Project (including monument signage), and shall have directional signage at the Building. At Landlord’s option, Landlord may install any such Signage.

13.8. Tenant shall only place equipment within the Premises with floor loading consistent with the structural design of the Building without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

13.9. Tenant shall cause any office equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Building.

13.10. Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Building or the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or (with respect to the Premises only) permit any nuisance or waste in, on or about the Premises, the Building or the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

13.11. Notwithstanding any other provision herein to the contrary (except the second (2nd) paragraph of Subsection 10.1(b)), Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the ADA, and Tenant shall indemnify, save, defend and hold Landlord harmless from and against any loss, cost, liability or expense (including reasonable attorneys’ fees and disbursements) arising out of any failure of the Premises to comply with the ADA; provided, however, that Tenant shall not be responsible for any violation of the ADA that occurred prior to the date of this Lease, regardless of whether Landlord was notified of such violation. Landlord shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance with Applicable Laws (including the ADA) of (a) all Building systems that are Landlord’s obligation to maintain pursuant to this Lease, (b) the Building (other than the Premises) and (c) the Project. To the extent that such liabilities, costs and expenses result from noncompliance with Applicable Laws that exists as of the Term Commencement Date, such liabilities, costs and expenses shall not be included in Operating Expenses. The provisions of this Section 13.11 shall survive the expiration or earlier termination of this Lease.

14. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

14.1. Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

14.2. This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”). Tenant shall comply with the CC&Rs.

14.3. Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share of parking facilities serving the Building (equal to one and nine tenths (1.9) spaces per one thousand (1,000) rentable square feet) in common on an unreserved basis with other tenants of the Building and the Project, which license shall expire upon the expiration or earlier termination of this Lease at no cost or expense to Tenant. Of those spaces, Tenant shall have the right to have Landlord mark the fifteen (15) spaces depicted on Exhibit C attached hereto as reserved spaces for Tenant’s visitors, guests and other designees. Any costs incurred by Landlord pursuant to this Section 14.3 shall be paid by Landlord.

14.4. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

14.5. Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property; provided that such additions, removals or subdivisions shall not materially affect Tenant’s access to or use of the Premises. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant’s use of corridors, pathways or accessways that serve the Premises (including the breezeway as depicted on Exhibit A attached hereto) or of restroom facilities serving the floor upon which the Premises are located shall not be materially affected. Notwithstanding anything in this Lease to the contrary, in the event that another tenant occupies a portion of the office building portion of the Building, Tenant shall have exclusive use of the restroom currently located in the office building portion of the Building.

15. Project Control by Landlord.

15.1. Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes, without limitation, Landlord’s right to subdivide the Project, convert the Building and other buildings within the Project to condominium units, grant easements and licenses to third parties, and maintain or establish ownership of the Building separate from fee title to the Property.

15.2. Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

15.3. Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of any rights provided herein, including, but not limited to, the quiet enjoyment and use of the Premises; provided, however, that nothing in this Section 15.3 shall relieve Tenant of its obligations under Article 31.

15.4. Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final six (6) months of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 15.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section 15.4; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

16. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease, and Tenant shall have access to the Premises twenty-four (24) hours a day, three hundred sixty-five (365) days a year.

17. Utilities and Services.

17.1. Commencing on the Term Commencement Date, Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord) of all charges of such utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and (subject to Landlord’s obligations in Articles 5 and 6) install metering equipment at Landlord’s expense. Tenant shall contract directly with the relevant providers for domestic water for the Premises, telephone (other than for the elevator and fire alarm system), internet service, cable television and other telecommunications. Throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep the Premises’ gas (if applicable) and water meters and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meters and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water and gas consumed, as shown on said meter, and for the other utilities for which Tenant directly contracts with the applicable suppliers, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated (other than with respect to the initial installation of metering equipment), shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

17.2. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by Force Majeure. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease; provided, however, that if the Premises or a material portion thereof is made untenantable for a period in excess of five (5) consecutive business days as a result of any such failure, then Tenant, as its sole and exclusive remedy, shall not be liable for Base Rent or Operating Expenses during the period beginning on the sixth (6th) consecutive business day of such failure (only to the extent such failure is caused by Landlord’s gross negligence or willful misconduct) and ending on the day such failure is remedied.

17.3. Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.

17.4. Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including, without limitation, data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water that is supplied to the entire Building and not exclusively to the Premises beyond the existing capacity of the Building as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share as usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant’s Pro Rata Share of the Building’s capacity to provide such utilities or services.

17.5. If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

17.6. Utilities and services provided by Landlord to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service and the provisions of Sections 17.4 and 17.5 above shall not apply to such utilities.

17.7. Landlord shall provide water in Common Areas for lavatory and irrigation purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes, Landlord may install a water meter (at Landlord’s sole cost and expense) and thereby measure Tenant’s water consumption for all purposes. Throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated (other than with respect to the initial installation of metering equipment), shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

17.8. Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems reasonably necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure or a failure by a third party to deliver gas, oil or another suitable fuel supply, or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

17.9. Tenant acknowledges that the HVAC system serves the entire Building, including areas outside of the Premises. Landlord shall maintain and operate the HVAC for the Building and promptly (following Landlord’s discovery or receipt of both (a) a work order request submitted through the Electronic Tenant Handbook and (b) telephonic notice (with the following names and information subject to updates by Landlord from time to time upon written notice to Tenant) from Tenant to Owner’s property manager (Cell: 858-248-2896; Main Office: 650-312-9438; Direct: 858-207-5312) or Owner’s acting chief engineer (Cell: 510-725-2913; Office: 510-791-1221)) correct any interruption or impairment in HVAC services to the Premises. Landlord shall, except in the event of a casualty, commence an investigation or cure of any failure of the HVAC system within six (6) hours after notification by Tenant. Tenant shall pay as Operating Expenses Tenant’s Pro Rata Share of the Building for all charges incurred by Landlord for the operation and maintenance of the HVAC system.

18. Alterations.

18.1. Except for the Tenant Improvements, Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion; and provided, further, that Tenant may (w) install Alterations whereby the aggregate cost of such Alterations do not exceed One Hundred Thousand Dollars ($100,000) per year, (x) install solar panels on its pro rata share of the Building’s roof for Tenant’s sole use for research and development or for generation of electricity, subject to Landlord’s prior written consent, which Landlord shall not unreasonably withhold, (y) install a UPS/back-up generator to service the Premises, the size of which and the location and size of the pad on which it would sit being subject to the prior written approval of the City of Newark and Landlord (Landlord’s approval not to be unreasonably withheld), with Tenant being obligated to remove the generator and pad upon the expiration or earlier termination of this Lease, and (z) install and maintain its own security system (including card readers, cameras and on-site security guards), which Tenant shall remove upon the expiration or earlier termination of the Lease, unless otherwise directed by Landlord in writing at least ninety (90) days prior to the expiration or earlier termination of this Lease. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request.

18.2. Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

18.3. Tenant shall coordinate reasonably with Landlord’s property management office in scheduling all work to be performed for or by Tenant.

18.4. Any work performed on the Premises or the Building by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.

18.5. Before commencing any work, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work. Upon Tenant’s written request, Landlord shall notify Tenant whether Tenant shall be required to remove specified Alterations upon the expiration or earlier termination of this Lease.

18.6. All Alterations, additions and improvements, as well as the equipment listed on Exhibit D-2 attached hereto (the “Landlord-Provided Equipment”), subject to Section 18.8, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. All Tenant Improvements, Alterations and Signage installed by or under Tenant shall be the property of Landlord.

18.7. Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

18.8. If Tenant shall fail, prior to termination of this Lease, to remove any of its effects from the Premises that Tenant is required to remove pursuant to this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

18.9. Notwithstanding any other provision of this Article 18 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including, without limitation, the Tenant Improvements made pursuant to the Work Letter without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

18.10. Tenant shall pay to Landlord an amount equal to Landlord’s out-of-pocket costs for Landlord’s plan review, coordination, scheduling and supervision of Alterations. For purposes of payment of such sum, Landlord shall submit to Tenant copies of all bills, invoices and statements covering the costs of such charges, and Tenant shall pay such amount to Landlord within thirty (30) days after receipt. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

18.11. Within sixty (60) days after final completion of the Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

18.12. Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and lenders as additional insureds on their respective insurance policies.

18.13. If Tenant removes sells any of the Landlord-Provided Equipment, in addition to any of Landlord’s other remedies under this Lease, at law or in equity, Tenant shall pay one hundred percent (100%) of the proceeds of such sale to Landlord promptly after such sale.

19. Repairs and Maintenance.

19.1. Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including, without limitation, roofing and covering materials, foundations, exterior walls, plumbing, fire sprinkler systems (if any), heating, ventilating, air conditioning, elevators, and electrical systems installed or furnished by Landlord. Subject to the provisions of Section 10.1(b), any costs related to the repair or maintenance activities specified in this Section 19.1 shall be included as a part of Operating Expenses, unless such repairs or maintenance is required in whole or in part because of any act, neglect, fault or omissions of Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

19.2. Except for services of Landlord, if any, required by Section 19.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good of a condition as when received, ordinary wear and tear and casualty excepted; and shall, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises installed by Tenant, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

19.3. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs, or Landlord discovers the need for such repair. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

19.4. Repairs under this Article 19 that are obligations of Landlord are subject to allocation among Tenant and other tenants as Operating Expenses, except as otherwise provided in this Article 19 or Article 10.

19.5. This Article 19 relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project and any related facilities. In the event of fire, earthquake, flood, vandalism, war, terrorism, natural disaster or similar cause of damage or destruction, Article 25 shall apply in lieu of this Article 19.

19.6. If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

20. Liens.

20.1. Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

20.2. Should Tenant fail to discharge or bond against any lien of the nature described in Section 20.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent.

20.3. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Building be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

21. Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed lender, mortgagee or beneficiary (each, a “Lender”) or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

22. Hazardous Materials.

22.1. Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant, its agents, employees, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, the Building, the Project or any adjacent property, or if contamination of the Premises by Hazardous Materials otherwise occurs during the Term of this Lease or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend and hold Landlord, its agents and contractors harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises, the Building, the Project or any portion thereof; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Project; damages arising from any adverse impact on marketing of space in the Premises, the Building or the Project; and sums paid in settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees) that arise during or after the Term as a result of such breach or contamination, including the costs of investigating or resisting the same (collectively, “Claims”). This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, the Building, the Project or any adjacent property caused or (with respect to the Premises only) permitted by Tenant results in any contamination of the Premises, the Building, the Project or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, the Building, the Project and any adjacent property to their respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, the Building or the Project. Notwithstanding the foregoing, Landlord shall indemnify Tenant against any Claims related to the presence of Hazardous Materials in, on or under the Project (but excluding the Premises) to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors. Notwithstanding anything in this Article 22 to the contrary, Tenant’s indemnification obligation under this Section 22.1 shall not extend to contamination of the Premises by Hazardous Materials that migrate to the Premises from outside the Premises, unless Tenant or its agents, employees, contractors or invitees handled such Hazardous Materials in violation of this Article 22, which Hazardous Materials then migrated to the Premises.

22.2. Landlord acknowledges that it is not the intent of this Article 22 to prohibit Tenant from operating its business as described in Section 2.7. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored according to Applicable Laws. Landlord acknowledges and consents to the use by Tenant and the presence on the Premises of the Hazardous Materials identified in Exhibit G attached hereto (the “Hazardous Materials List”), which sets forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material on the Premises. Before Tenant brings any new Hazardous Materials onto the Premises or increases any Hazardous Materials identified on Exhibit G, Tenant shall deliver to Landlord an updated Hazardous Materials List and such Hazardous Materials List shall replace the Hazardous Materials List attached as Exhibit G; provided that any new Hazardous Materials or increases therein shall comply with Applicable Laws and this Lease. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrent with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in or under the Premises, the Building or the Project (provided that installation of storage tanks shall be subject to approval by the City of Newark and shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion (provided that Tenant may install one (1) above-ground storage tank (not to exceed two thousand (2,000) gallons) for Tenant’s UPS/back-up generator, subject to Landlord’s reasonable approval and approval by the City of Newark); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on or under the Premises, the Building or the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature that, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Upon Landlord’s written request, Tenant agrees that it shall enter into a written agreement with other tenants of the Building and the Project concerning the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Building and the Project for the storage of Hazardous Materials. In the event that Tenant’s use of Hazardous Materials is such that it utilizes fire control areas in the Building or the Project in excess of Tenant’s Pro Rata Share of the Building or the Project, as applicable, as set forth in Section 2.2, Tenant agrees that it shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than Tenant’s Pro Rata Share of the Building or the Project, as applicable.

22.3. Notwithstanding the provisions of Section 22.1, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question and such party has not properly and lawfully remediated such contamination or (ii) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials and such party has not properly and lawfully remediated the conditions that precipitated such enforcement order, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

22.4. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises, the Building and the Project to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s agents, employees or invitees. Tenant shall pay all reasonable costs of such tests of the Premises for the first (1st) test performed in any calendar year. All subsequent tests during the same calendar year shall be at Landlord’s sole cost and expense unless such tests reveal that Tenant is in violation of this Article 22.

22.5. If underground or other storage tanks storing Hazardous Materials are hereafter placed on the Premises by Tenant in accordance with this Article 22, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

22.6. Tenant’s obligations under this Article 22 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall continue to pay Rent in accordance with this Lease, which Rent shall be prorated daily.

22.7. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

22.8. Landlord represents and warrants that, as of the Execution Date, to its knowledge, no Hazardous Materials exist in the Project, Premises or the Common Areas in violation of Applicable Laws other than as may be disclosed in that certain Phase I Environmental Site Assessment dated as of July 11, 2006, prepared by URS Corporation. Landlord shall handle Hazardous Materials, at the Project in accordance with Applicable Laws. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all Claims arising from (a) any Hazardous Materials that exist at the Project, Common Areas, Building or the Premises as of the date hereof, (b) Landlord’s gross negligence or willful misconduct with respect to the handling of Hazardous Materials at the Project or (c) Landlord’s breach of its warranty provided in this Section 22.8.

23. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree that Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

24. Insurance; Waiver of Subrogation.

24.1. Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

24.2. In addition, Landlord shall carry public liability insurance with a single limit of not less than Three Million Dollars ($3,000,000) for death or bodily injury, or property damage with respect to the Project.

24.3. Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease), comprehensive public liability insurance with limits of not less than Three Million Dollars ($3,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).

24.4. The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies having a rating of not less than policyholder rating of A- and financial category rating of at least Class VIII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

24.5. Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

24.6. In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Building is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner, and (c) any management company retained by Landlord to manage the Project.

24.7. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents and representatives of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section 24.7. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section 24.7 shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 24.7, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

24.8. Landlord may require insurance policy limits required under this Lease to be reasonably raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants with the same size premises or less within the Project.

24.9. Any costs incurred by Landlord pursuant to this Article 24 shall constitute a portion of Operating Expenses.

25. Damage or Destruction.

25.1. In the event of a partial destruction of the Building or the Project by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Building or the Project may be repaired, reconstructed or restored within a period of twelve (12) months from the date of the happening of such casualty and (b) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense (unless the damage or destruction is caused by an earthquake)), Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Building or the Project, as applicable, and this Lease shall continue in full force and effect.

25.2. In the event of any damage to or destruction of the Building or the Project other than as described in Section 25.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

25.3. Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of (a) the estimated time period (estimated by Landlord in good faith) required for Landlord to repair, reconstruct or restore the Building or (b) its election not to repair, reconstruct or restore the Building or the Project, as applicable (“Landlord’s Casualty Notice”). Notwithstanding anything in this Article 25 to the contrary, Tenant may terminate this Lease upon thirty (30) days’ prior written notice (which notice shall be delivered to Landlord, if at all, no later than fifteen (15) days after Landlord delivers Landlord’s Casualty Notice to Tenant) if Landlord’s Casualty Notice states that (y) Landlord estimates that it will take Landlord longer than twelve (12) months from the date of Landlord’s Casualty Notice to repair, reconstruct or restore the Building and (z) Landlord intends to complete such repairs, reconstruction or restoration. In addition, Tenant may terminate this Lease upon thirty (30) days’ prior written notice (which notice shall be delivered to Landlord, if at all, no later than fifteen (15) days after Landlord delivers Landlord’s Casualty Notice to Tenant) if the damage resulting from any casualty covered under this Article 25 occurs during the last twelve (12) months of the Term or any extension hereof and the repair, restoration or reconstruction of such damage shall take longer than six (6) months (according to Landlord’s good faith estimate).

25.4. Upon any termination of this Lease under any of the provisions of this Article 25, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.5. In the event of repair, reconstruction and restoration as provided in this Article 25, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of rent reimbursement insurance actually received by Tenant with respect to the Premises.

25.6. Notwithstanding anything to the contrary contained in this Article 25, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration.

25.7. If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to those portions of the Premises, the Building or the Project that were originally provided at Landlord’s expense. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

25.8. Notwithstanding anything to the contrary contained in this Article 25, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article 25 occurs during the last twenty-four (24) months of the Term or any extension hereof and the repair, restoration or reconstruction of such damage shall take longer than six (6) months (according to Landlord’s good faith estimate), or to the extent that insurance proceeds are not available therefor.

25.9. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Property and the Building; provided that Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If the Property or the Building is to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease under this Lease (and provided that, if Tenant cures such default within the cure period (if any) permitted under this Lease, Landlord shall no longer be permitted to withhold such proceeds from Tenant), and subject to the requirements of any Lender of Landlord.

26. Eminent Domain.

26.1. In the event the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority.

26.2. In the event of a partial taking of the Building or the Project, or of drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

26.3. Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

26.4. If, upon any taking of the nature described in this Article 26, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises, the Building and the Project, as applicable, to substantially their same condition prior to such partial taking. To the extent such restoration is feasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

27. Surrender.

27.1. At least five (5) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a Phase I environmental assessment (“Phase I”) for the Premises and (b) written evidence of all appropriate governmental releases obtained by

Tenant in accordance with Applicable Laws, including, without limitation, laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Phase I and compliance with any recommendations set forth in the Phase I. Tenant’s obligations under this Section 27.1 shall survive the expiration or earlier termination of the Lease.

27.2. No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

27.3. The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

27.4. The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

28. Holding Over.

28.1. If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 8 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including, without limitation, payments for Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Notwithstanding the foregoing, Landlord may not commence unlawful detainer proceedings against Tenant during the first (1st) three (3) months after the expiration or earlier termination of the Term.

28.2. Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the Base Rent (prorated on a daily basis) shall be equal to (a) for the first (1st) three (3) months after the expiration or earlier termination date, one hundred ten percent (110%) of the then-current Base Rent, and (b) thereafter, one hundred twenty-five percent (125%) of the Base Rent in effect upon the expiration or earlier termination of the Lease.

28.3. Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

28.4. The foregoing provisions of this Article 28 are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

29. Indemnification and Exculpation.

29.1. Tenant agrees to indemnify, save, defend and hold Landlord harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building or the Property arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’ or guests’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s willful misconduct or gross negligence.

29.2. Notwithstanding any provision of Section 29.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including, without limitation, loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including, without limitation, broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section 29.2.

29.3. Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

29.4. Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

29.5. The provisions of this Article 29 shall survive the expiration or earlier termination of this Lease.

30. Assignment or Subletting.

30.1. Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which consent Landlord may not unreasonably delay. Landlord shall notify Tenant in writing within ten (10) business days after receipt of Tenant’s request for consent whether Landlord shall consent to or reject Tenant’s request for consent. Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part hereof to (a) any person that (as of the date of determination) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant, (b) a successor corporation related to Tenant by merger, consolidation, bankruptcy, reorganization or government action or (c) a purchaser of substantially all of Tenant’s assets (collectively, “Tenant’s Affiliate”); provided that Tenant shall notify Landlord in writing at least ten (10) business days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that any such Transfer is not a sham transaction or part of a sham transaction. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

30.2. In the event Tenant desires to effect a Transfer, then, at least ten (10) business days but not more than ninety (90) calendar days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

30.3. Landlord, in determining whether consent (which determination shall be made within ten (10) business days after receipt of the Transfer Notice) should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance) and (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

30.4. As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include, without limitation, evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including, without limitation, reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed Two Thousand Five Hundred Dollars ($2,500) in any one instance;

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including, without limitation, a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, prior to deductions for any transaction costs incurred by Tenant, including marketing expenses, tenant improvement allowances actually provided by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(g) Tenant shall not then be in default hereunder in any respect (after receipt of written notice from Landlord);

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 22.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 22.2.

30.5. Any Transfer that is not in compliance with the provisions of this Article 30 shall be void.

30.6. The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

30.7. Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

30.8. [Intentionally omitted]

30.9. If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

31. Subordination and Attornment.

31.1. This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that, as a condition to subordination of any future mortgage, deed of trust or lease, the holder of such mortgage, deed of trust or lease shall execute and deliver to Tenant a non-disturbance agreement in favor or Tenant on such holder’s standard form.

31.2. Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10)

business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable. Tenant’s obligations to subordinate its interest in this Lease are subject to Tenant’s receipt from any Mortgagee of a non-disturbance agreement on such Mortgagee’s typical form.

31.3. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the Term of this Lease shall be deemed as materially altering the terms hereof.

31.4. In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

32. Defaults and Remedies.

32.1. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) days after the date such payment is due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant. Notwithstanding the foregoing, Landlord shall not assess a late charge in accordance with this Section 32.1 until Landlord has given written notice of the payment default for the first late payment in any twelve (12) month period, and after Tenant has not cured such default within five (5) days after receipt of such notice. No other notices shall be required during the succeeding twelve (12) months for a late charge to be incurred in accordance with this Section 32.1.

32.2. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

32.3. If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant continues for five (5) days (in the case of monetary defaults) or ten (10) days (in the case of non-monetary defaults) after Landlord delivers notice to Tenant demanding performance by Tenant; or provided that such failure by Tenant unreasonably interfered with the use of the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 32.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to twelve percent (12%) per annum or the highest rate permitted by Applicable Laws, whichever is less.

32.4. The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) The abandonment of the Premises by Tenant;

(b) The failure by Tenant to make any payment of Rent, as and when due, or to satisfy its obligations under Article 20, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;

(c) The failure by Tenant to observe or perform any obligation or covenant contained herein (other than described in Subsections 32.4(a) and 32.4(b)) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than thirty (30) days to cure, Tenant shall not be deemed to be in Default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days from the date of Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition if filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Failure to deliver an estoppel certificate in accordance with Article 21 within five (5) days after written notice from Landlord of such failure; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section 32.4 shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

32.5. In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including, without limitation:

(a) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 32.5(a) and 32.5(b), “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 32.3. As used in Subsection 32.5(c), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

32.6. In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section 32.6, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

32.7. If Landlord does not elect to terminate this Lease as provided in Section 32.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

32.8. In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, without limitation, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

32.9. All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

32.10. Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

32.11. To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

32.12. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

32.13. In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

33. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

33.1. Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

33.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

33.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

33.4. The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

34. Brokers.

34.1. Landlord and Tenant represent and warrant that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Staubach Bay Area, Inc. (d.b.a. The Staubach Company) (“Broker”), and that they know of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

34.2. Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

34.3. Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord and Tenant are each executing this Lease in reliance upon the other party’s representations, warranties and agreements contained within Sections 34.1 and 34.2.

34.4. Landlord and Tenant agree to indemnify, save, defend and hold the other harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it, including (with respect to Tenant) with regard to any future exercise of the Expansion Option (as defined below).

35. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

36. Limitation of Landlord’s Liability.

36.1. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project of which the Premises are a part, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project of which the Premises are a part.

36.2. Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee or agent of Landlord.

36.3. Each of the covenants and agreements of this Article 36 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

37. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

37.1. Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

37.2. The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including, without limitation, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

38. Authority. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

39. Confidentiality. Tenant shall not disclose any terms or conditions of this Lease (including Rent) or give a copy of this Lease to any third party, and Landlord shall not release to any third party any nonpublic financial information or nonpublic information about Tenant’s ownership structure that Tenant gives Landlord, except (a) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (b) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers; provided such third parties agree to be bound by this paragraph or (c) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this paragraph.

40. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

41. Miscellaneous.

41.1. Landlord reserves the right to change the name of the Project or the Building in its sole discretion.

41.2. To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request, the most recent audited (or, if unavailable, unaudited) year-end financial statements reflecting Tenant’s current financial condition. Tenant shall, within ninety (90) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s audited (or, if unavailable, unaudited) year-end financial statements for the previous year. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. This Section shall not apply to times when Tenant files financial statements with the Securities and Exchange Commission.

41.3. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

41.4. If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

41.5. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

41.6. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

41.7. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

41.8. Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

41.9. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

41.10. Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

41.11. Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.

41.12. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

41.13. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section 41.13 shall in any way alter the provisions of this Lease restricting assignment or subletting.

41.14. This Lease shall be governed by, construed and enforced in accordance with the laws of the State in which the Premises are located, without regard to such State’s conflict of law principles.

41.15. Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

41.16. This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

41.17. No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

41.18. The parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

42. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term of this Lease by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

42.1. Base Rent during each Option term shall equal ninety-five percent (95%) of the fair market rent for the cities of Newark and Fremont as of the commencement of such Option term, including fair market rent increases (“FMR”). If Landlord and Tenant cannot agree on the FMR for an Option term within thirty (30) days after the date on which Tenant notifies Landlord that it is exercising an Option, then, no later than an additional thirty (30) days thereafter (the “Submission Period”), Landlord and Tenant shall each furnish to the other a notice in writing (a “FMR Notice”) stating such party’s estimate of the FMR. Such notices shall be accompanied by a statement from a qualified, licensed real estate appraiser with at least ten (10) years’ experience in the Fremont/Newark area (an “Appraiser”) stating such Appraiser’s opinion of FMR. If, within twenty (20) days after expiration of the Submission Period, Landlord and Tenant still cannot agree on the FMR, the two (2) Appraisers shall appoint a third qualified, licensed real estate appraiser (the “Referee”) within seven (7) days thereafter. If the Appraisers are unable to agree upon the selection of the Referee, then the Referee shall be selected within ten (10) days thereafter from among the Northern California panel of qualified Real Estate Industry Arbitrators of the American Arbitrator Association (the “Association”) pursuant to the Real Estate Industry Arbitration rules of the Association. The Referee shall, within thirty (30) days after appointment, render the Referee’s decision as to the FMR, which opinion shall be strictly limited to choosing one of the two determinations made by the Appraisers. The decision by the Referee shall be binding upon Landlord and Tenant, and each shall pay for its own appraisal. The cost of the Referee shall be shared equally by Landlord and Tenant. In determining FMR, Landlord, Tenant and, if applicable, the Appraisers and Referee shall each take into account all relevant factors, including, without limitation, (i) the size of the Premises and length of the Option term, (ii) Tenant’s creditworthiness, (iii) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, and moving allowances, and (iv) the quality and location of the Building and the Project.

42.2. No Option is assignable separate and apart from this Lease.

42.3. An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the initial Term of this Lease. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this paragraph.

42.4. Notwithstanding anything contained in this Article 42, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) During the time after any Default as described in Article 32 of the Lease and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has Defaulted in the performance of its obligations under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant exercises an Option, whether or not Tenant has cured such Defaults.

42.5. The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

42.6. All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has Defaulted under this Lease two (2) or more times during the twelve (12)-month period immediately prior to commencement of the Option term, whether or not Tenant has cured such Defaults.

43. Expansion Option.

43.1. Subject to the conditions set forth in this Article 43, Tenant shall have the right, but not the obligation, to expand the Premises (the “Expansion Option”) to include up to (a) approximately twenty-five thousand six hundred ninety-nine (25,699) rentable square feet of additional office space and approximately one hundred two thousand five hundred ninety (102,590) rentable square feet of additional manufacturing space in the Building (the “Primary Expansion Space”) plus (b) subject to the right of first refusal as of the Execution Date (the “Prior Right”) of Revance Therapeutics, Inc. (“Revance”), approximately thirty-two thousand five hundred seventy (32,570) rentable square feet of additional office space and approximately four hundred twenty-six (426) rentable square feet of additional manufacturing space in the Building (the “Secondary Expansion Space” and, collectively with the Primary Expansion Space, the “Expansion Space”). The Primary Expansion Space and Secondary Expansion Space are depicted on Exhibit J attached hereto. Notwithstanding anything in this Lease to the contrary, the Expansion Option with respect to the Secondary Expansion Space shall be subject to the Prior Right.

43.2. Tenant may exercise the Expansion Option by providing Landlord, no later than twelve (12) months after the Term Commencement Date (the “Expansion Option Period”), with not less than three (3) months’ prior written notice that Tenant has elected to exercise the Expansion Option and the portion of the Expansion Space that Tenant has elected to lease; provided, however, that any Expansion Space leased by Tenant shall be contiguous to the then-current Premises and the remainder shall be in a configuration that is, in Landlord’s opinion, leasable to a third party tenant.

43.3. Within ten (10) days after Tenant exercises the Expansion Option with regards to any Primary Expansion Space, Tenant and Landlord shall enter into a written amendment to the Lease (the “Amendment”), which amendment shall provide, unless otherwise agreed in writing, (a) that the commencement date of the Expansion Space shall be the date that is agreed to by the parties but not less than three (3) months after Tenant notifies Landlord that Tenant is exercising the Expansion Option, but in no event later than the date that is fifteen (15) months after the Term Commencement Date, (b) that the Premises under this Lease shall be increased to include the rentable square feet of the Expansion Space, (c) the new Base Rent, which shall be determined by multiplying the rentable square feet of the Premises (including the Expansion Space) by the then-current Base Rent per square foot, (d) Tenant’s new Pro Rata Share of Operating Expenses based upon the addition of the Expansion Space to the Premises, (e) the proportionate increase to the Security Deposit (which increase shall be payable to Landlord upon execution of the Amendment), (f) that Landlord shall provide to Tenant a tenant improvement allowance not to exceed Fifteen Dollars ($15) per rentable square foot as of the date first written above (which Tenant shall repay to Landlord as Additional Rent amortized at a rate of nine percent (9%) over the initial Term in accordance with Section 4.1), (g) (provided that Tenant does not lease the entire Building) that Landlord, at its sole cost and expense, shall separate or separately monitor the domestic water, electrical and gas utilities as part of the Premises, but exclusive of the remainder of the Building and install meters or submeters (or other means) to monitor Tenant’s usage of such utilities (if not tied to the meters or submeters for the Premises), (h) (provided that Tenant leases the entire Building) that Tenant shall be responsible for certain additional maintenance obligations related to the Building (to be agreed upon by Landlord and Tenant) that would otherwise be performed by Landlord and (i) (provided that Tenant leases the entire Building) that Articles 43 and 44 shall be void and of no further force or effect. In all other respects, this Lease shall remain in full force and effect, and shall (except with regard to the free rent period at the commencement of the initial Term of this Lease) apply to the Expansion Space.

43.4. Within three (3) business days after Tenant exercises the Expansion Option with regards to any Secondary Expansion Space, Landlord shall notify Revance in writing in accordance with the terms of Revance’s lease. If Revance does not timely exercise the Prior Right with respect to any such Secondary Expansion Space, Landlord and Tenant shall, within ten (10) days after the lapse of Revance’s right to notify Landlord that it desires to lease such Secondary Expansion Space pursuant to the Prior Right, enter into an Amendment in accordance with Section 43.3 with respect to such Secondary Expansion Space.

43.5. In the event that Tenant timely exercises the Expansion Option with respect to and leases less than all of the Expansion Space, the Expansion Option shall remain effective with respect to the remainder of the Expansion Space for the remainder of the Expansion Option Period, subject to the terms of this Article 43. Notwithstanding anything in this Lease to the contrary, in the event that Tenant leases the entire Building, the Premises shall be deemed to consist of three hundred five thousand twenty-six (305,026) rentable square feet, subject to adjustment in accordance with Section 7.1.

43.6. Notwithstanding anything in this Article 43 to the contrary, Tenant shall not exercise the Expansion Option during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the Expansion Option during a period of time in which Tenant is so in default shall be void and of no effect. In addition, if Tenant has Defaulted under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant exercises the Expansion Option, whether or not Tenant has cured such Defaults.

44. Right of First Refusal. In the event that Tenant fails to exercise the Expansion Option, then, commencing on the date that is twelve (12) months after the Execution Date (the “ROFR Date”), Tenant shall have a right of first refusal (“ROFR”) (a) as to any Primary Expansion Space not leased to Tenant (“Available Primary Expansion Space”) and (b) subject to the Prior Right, as to any Secondary Expansion Space not leased to Tenant (“Available Secondary Expansion Space” and, collectively with Available Primary Expansion Space, “Available ROFR Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFR Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFR Premises. In the event Landlord intends to lease Available Primary Expansion Space (or, if not leased by Revance pursuant to the Prior Right, any Available Secondary Expansion Space) after the ROFR Date, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises. Notwithstanding anything in this Lease to the contrary, the ROFR with respect to the Secondary Expansion Space shall be subject to the Prior Right.

44.1. Within ten (10) business days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) business day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

44.2. If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises to Tenant upon the terms and conditions set forth in the Notice of Offer. Notwithstanding anything in this Lease to the contrary, in the event that Tenant leases the entire Building, the Premises shall be deemed to consist of three hundred five thousand twenty-six (305,026) rentable square feet, subject to adjustment in accordance with Section 7.1.

44.3. If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the ten (10) business day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms as set forth in the Notice of Offer within one hundred eighty (180) days following Tenant’s election (or deemed election) not to lease the Available ROFR Premises. If Landlord does not lease the Available ROFR Premises within said one hundred eighty (180)-day period, then the ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article 44.

44.4. Notwithstanding anything in this Article 44 to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFR during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFR if Tenant has Defaulted under this Lease two (2) or more times during the twelve (12)-month period immediately prior to the date that Tenant exercises the ROFR, whether or not Tenant has cured such Defaults.

44.5. Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease (other than as part of an Exempt Transfer in accordance with this Lease), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-GATEWAY BOULEVARD LLC,
a Delaware limited liability company

By:	/s/ ALAN D. GOLD
Name:	Alan D. Gold
Title:	CEO

TENANT:

DAYSTAR TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ STEPHAN J. DeLUCA
Name:	Stephan J. DeLuca
Title:	CEO

EXHIBIT H

BASE RENT

Months	Per Rentable Square Foot	Square Feet		Total Monthly
1-6	$0.00 monthly	114,758	*	$0.00
7-12	$0.65 monthly	114,758	*	$74,592.70
13-24	$0.72 monthly	143,741		$103,493.52
25-36	$0.82 monthly	143,741		$117,867.62
37-48	$0.92 monthly	143,741		$132,241.72
49-60	$1.12 monthly	143,741		$160,989.92
61-72	$1.16 monthly	143,741		$167,429.52	*
73-84	$1.21 monthly	143,741		$174,126.70	*
85-96	$1.26 monthly	143,741		$181,091.77	*
97-108	$1.31 monthly	143,741		$188,335.44	*
109-120	$1.36 monthly	143,741		$195,868.85	*

Notes: (a) The square footage used in this table is for computation of Base Rent only. Tenant shall have possession of the entire 143,741 rentable square feet of the Premises (i) as of the Term Commencement Date and (ii) in accordance with the terms of Section 4.3 of the Lease, any early access and occupancy periods; and (b) “**” in the preceding table denotes instances when the rentable area of the Premises multiplied by the Base Rent per rentable square foot does not equal the monthly Base Rent, but rather is based on a four percent (4%) annual increase in Base Rent. Tenant’s monthly Base Rent obligation shall equal the amount shown in the preceding table.

H-1